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                                                                      Exhibit 17


                          CONVERTIBLE SUBORDINATED NOTE

$40,812,000.00                                                New York, New York
                                                               December 28, 2001

                  INFOGRAMES, INC. (F/K/A GT INTERACTIVE SOFTWARE CORP.), a Delaware corporation (the "Obligor"), hereby promises to pay to the order of Infogrames Entertainment S.A. (together with any permitted transferee of this Convertible Subordinated Note, the "Holder"), on December 16, 2004 (the "Maturity Date"), the principal amount of FORTY MILLION EIGHT HUNDRED TWELVE THOUSAND DOLLARS ($40,812,000.00) in lawful money of the United States of America.

                  1. Interest. No interest shall accrue on the outstanding principal amount hereof.

                  2. Payments. Notwithstanding anything to the contrary herein, except pursuant to a conversion set forth in Section 4 hereof, no payment or prepayment of principal of this Convertible Subordinated Note (the "Note") may be made or received, directly or indirectly, prior to the Senior Debt Payment Date. On the Maturity Date, the Obligor shall make payments of all outstanding principal of this Note in immediately available funds to such account of the Holder as the Holder may designate in writing. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

                  3. Definitions. (a) Terms defined in the Credit Agreement referred to below are used herein with the meanings set forth in such Credit Agreement unless otherwise defined herein. As used herein, the following terms shall have the following meanings:

                  "Board of Directors" shall mean the Board of Directors of the Obligor.

                  "Business Days" shall mean any day except a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).
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                  "Credit Agreement" shall mean the Credit Agreement dated as of
September 11, 1998, between the Obligor and the Lenders parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

                  "Current Market Price" per share shall mean, as of the date of determination, the average of the daily Market Price under clause (a), (b) or
(c) of the definition thereof of the Common Stock (as defined in Section 4) during the immediately preceding thirty (30) trading days ending on such date.

                  "Market Price" shall mean as of the date of determination, (a) the closing price per share of Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange (including, without limitation, the Nasdaq Stock Market, Inc.) on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Obligor.

                  "Merger" shall mean a recapitalization, reorganization, merger, a sale of all or substantially all of the assets of the Obligor or other business combination transaction after the consummation of which the stockholders of the Obligor prior to such transaction do not own at least a majority of the voting power of the surviving Person or the transferee of the assets of the Obligor, as the case may be.

                  "Person" shall mean an individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

                  "Senior Creditors" shall mean the collective reference to the Lenders, the Administrative Agent, the Issuing Lender and all other holders of the Senior Debt.

                  "Senior Debt" shall mean the obligations of the Obligor and any Subsidiary in respect of the unpaid principal of and interest on the notes made by the Obligor in favor of the Senior Creditors in connection with the Credit Agreement (the "Senior Notes") (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Obligor and any Subsidiary to the Administrative Agent, the Issuing


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Lender and the Lenders in respect of the Loans, the Senior Notes, the Letters of
Credit, the L/C Obligations, any Hedging Agreements permitted or required under the Credit Agreement, the Concentration Account or any cash management arrangements with any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Senior Notes, the other Loan Documents, the Letters of Credit, the L/C Obligations, any Hedging Agreements permitted or required under the Credit Agreement, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Issuing Lender or the Lenders that are required to be paid by the Obligor or any Subsidiary pursuant to the terms of the Credit Agreement or any other Loan Document).

                  "Senior Debt Payment Date" shall mean the first Business Day to occur after the Senior Debt is paid in full.

                  "Subordinated Debt" shall mean the principal amount of this Note from time to time owing hereunder.

                  "Subsidiary" shall mean as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).

                           (b) The expressions "prior payment in full," "paid in
full," "payment in full" and any other similar terms or phrases when used in this Note shall mean payment in full in immediately available funds of the Senior Debt (or cash collateralization in full in the case of any L/C Obligations) and termination of the Aggregate Commitment.

                  4. Conversion of the Note.

                           (a) Subject to and upon compliance with the
provisions of this Section 4, the Holder, at the Holder's option at any time and from time to time from and after the date hereof so long as this Note is outstanding, may convert all or any part of the unpaid principal amount of this
Note into shares of the common stock of the Obligor, par value $.01 per share (the "Common Stock"), at the Conversion Price in effect at the Conversion Date. Notwithstanding anything to the contrary herein, until the Obligor's certificate of incorporation has been amended to increase the Obligor's authorized capital stock, the Holder shall not convert all or any part of this Note into shares of Common Stock such that the Obligor would have more shares of Common Stock outstanding or


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reserved for issuance upon exercise or conversion of its outstanding convertible securities than are then authorized under its certificate of incorporation as in effect on the date of such conversion.

                           (b) In order to exercise the conversion privilege of
this Note, the Holder shall deliver (i) this Note and (ii) written notice in substantially the form attached to this Note as Exhibit 1 to the Obligor during regular business hours at its address set forth in, or at such other address as the Obligor shall designate in writing in accordance with Section 13 hereof. Conversion shall be deemed to have been effected on the date when such notice is delivered to the Obligor (the "Conversion Date"). An election to convert this
Note in whole or in part shall be irrevocable once made.

                           (c) As promptly after the Conversion Date as
practicable, the Obligor shall issue and deliver to the Holder at the address of the Holder set forth on the Obligor's records, without any charge to the Holder, a certificate or certificates (issued in the name of the Holder or, subject to compliance with applicable securities laws, in such other name as the Holder may designate) for the number of shares of Common Stock of the Obligor issuable upon the conversion of this Note. In case the Note is surrendered for a partial conversion, the Obligor will issue to the Holder upon conversion a new Note of like tenor (the "New Note") in an aggregate principal amount equal to the unconverted portion of the outstanding principal amount of the surrendered Note. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of any amounts outstanding under this Note to Common Stock pursuant to Section 4(a) hereof. Notwithstanding the provisions of Section 8(a) hereof, instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion, the Obligor shall pay to the Holder a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price of the Common Stock on the date of such conversion.

                           (d) Upon conversion, the Holder shall be deemed to
have become the stockholder of record on the Conversion Date of the number of shares of Common Stock issuable upon such conversion. All rights of the Holder to amounts of principal converted shall cease upon conversion, but all other rights of the Holder hereunder, including without limitation rights to any principal not converted and to any expenses or other amounts owned hereunder, shall be unaffected by such conversion.

                           (e) The initial Conversion Price of this Note shall
be $20.00 per share of Common Stock and shall be subject to adjustment as follows:

                                    (i) Dividends, Subdivision, Combination or
Reclassification of Common Stock. In the event that the Obligor shall at any time or from time to time, prior to any conversion of the Note, (v) declare, make or pay a dividend or make a distribution on the outstanding shares of Common Stock, payable in Capital Stock of the Obligor, (w) subdivide the outstanding shares of Common Stock into a large number of shares, (x) combine the outstanding shares of its Common Stock into a smaller number of shares, (y) issue any shares of its Capital Stock in a reclassification of the Common Stock or (z) change the shares of Common Stock issuable upon conversion hereunder into the


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same or any different number of shares of any class of Capital Stock of the
Obligor, whether by reclassification, exchange, cancellation, amendment of the Obligor's certificate of incorporation or otherwise (other than any such event for which an adjustment is made pursuant to another clause of this Section 4(e)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate action shall be taken by the Obligor) so that the Holder, with respect to any amounts outstanding on the Note thereafter surrendered for conversion, shall be entitled to receive the number of shares of Common Stock or other securities of the Obligor that the Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such amounts been converted immediately prior to the record date applicable to such event. An adjustment made pursuant to this Section 4(e)(i) shall become effective retroactively to the close of business on the day upon which such corporate action becomes effective.

                                    (ii) Certain Distributions. In case the
Obligor shall at any time or from time to time prior, to conversion of all amounts outstanding under the Note, distribute to all holders of shares of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Obligor is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Obligor or another Person, securities of the Obligor or another Person or other assets (excluding dividends declared in the ordinary course of business and payable in cash, dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 4(e)) or rights or warrants to subscribe for or purchase securities of the Obligor (excluding those distributions in respect of which an adjustment in the Conversion Price is made pursuant to another paragraph of this Section 4(e)), then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Obligor) by multiplying the Conversion Price in effect immediately prior to the date of distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined in good faith by the Board of Directors) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                                    (iii) Effect of Consolidation or Merger. In
the case of any consolidation or merger, directly or indirectly, of the Obligor with or into another Person (any such event, a "Change of Shares"), the Holder thereafter shall have the right to convert this Note into the kind and number of shares of stock and/or other securities, cash or other property receivable upon such Change of Shares by a holder of the number of shares of Common Stock of the Obligor into which this Note might have been converted immediately before the time of determination of the stockholders of the Obligor entitled to receive such shares of stock and/or other securities or property, and the Conversion Price shall be adjusted accordingly. The Obligor shall be obligated to retain and set


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aside, or otherwise make fair provision for exercise of the right of the Holder to receive, the shares of stock and/or other securities, cash or other property provided for in this Section 4(e)(iii). In any such case, appropriate adjustments shall be made in the application of this Section 4(e)(iii) with respect to the Holder after such merger or consolidation such that the provisions of this Section 4(e)(iii) shall be applicable after that event in a manner as nearly equivalent as may be practicable.

                                    (iv) Other Changes. In case the Obligor at
any time or from time to time, prior to the conversion of all amounts outstanding under the Note, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 4(e)(i) through (iii) (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Holder).

                                    (v) De Minimis Adjustments. Notwithstanding
anything herein to the contrary, no adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this Section 4(e)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                           (f) Abandonment. If the Obligor shall take a record
of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

                           (g) Certificate as to Adjustments. Upon any increase
or decrease in the Conversion Price, the Obligor shall within a reasonable period (not to exceed 20 days) following the consummation of any of the foregoing transactions deliver to the Holder a certificate, signed by (i) the President or a Vice President of the Obligor and (ii) the Chief Financial Officer of the Obligor, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                           (h) Notices. In case at any time or from time to
time:

                                    (i) the Obligor shall declare a dividend (or
any other distribution) on its shares of Common Stock;

                                    (ii) the Obligor shall authorize the
granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;


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                                    (iii) there shall be any reorganization or
reclassification of the Common Stock; or

                                    (iv) there shall occur a Merger;

then the Obligor shall mail to the Holder as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice in accordance with Section 13 hereof stating the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or the date on which such reorganization, reclassification or Merger is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash delivered upon such reorganization, reclassification or Merger.

                  (i) Reservation of Common Stock. The Obligor shall at all times reserve and keep available for issuance upon the conversion of the Note, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all amounts outstanding under the Note. As soon as practicable after the date hereof, the Obligor shall take all actions necessary to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding amounts under the Note.

                  (j) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of amounts under the Note shall be made without charge to the Holder for such certificates or for any documentary stamp, or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the name of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the Holder; provided, however, that the Obligor shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder, and the Obligor shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Obligor the amount of such tax or shall have established to the reasonable satisfaction of the Obligor that such tax has been paid.

                  5. Redemption.

                  (a) At any time after (i) December 16, 2002, the Obligor shall have the right, at its option and upon a determination made by a majority of the members of the Board of Directors who are not affiliates of the Holder (the "Independent Directors") to redeem the Note, in whole and not in part, for cash, out of the funds legally available therefor, on not less than fifteen (15) Business Days' written notice of the date of


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redemption (the "Optional Redemption Date") at a price equal to the outstanding principal amount of the Note, as determined on the Optional Redemption Date.

                  (b) Notwithstanding Section 5(a) above, at any time within 10 days after the delivery of such notice from the Obligor that it intends to redeem the Note pursuant to Section 5(a) hereof, the Holder shall have the right, at its option, prior to any such redemption to convert all amounts outstanding under the Note into shares of Common Stock in accordance with the terms set forth in Section 4(a) hereof.

                  (c) Written notice of any redemption of the Note pursuant to
Section 5(a) shall be delivered by the Obligor in accordance with Section 12 hereof.

                  6. Transfer, Exchange and Replacement of Note. Subject to the third sentence of this Section 6, this Note shall be transferable in whole or in part by the Holder. Upon delivery of this Note duly endorsed by, or accompanied (if required by the Obligor) by proper evidence of succession, assignment or authority to transfer executed by, the Holder, in each case accompanied by any necessary transfer tax imposed upon transfer or evidence thereof, the Company shall execute a new Note to the Person or Persons entitled thereto and such Person or Persons shall be deemed the Holder hereunder. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW IN CONNECTION WITH SUCH SALE OR TRANSFER OR SUCH SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION. The Obligor may deem and treat the person in whose name this Note is held as the absolute, true and lawful owner of this Note for all purposes. Upon receipt by the Obligor of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, the Obligor shall make and deliver a new Note of like tenor, in lieu of this Note, if (i) in case of loss, theft or destruction, the Obligor receives indemnity or security reasonably satisfactory to it, (ii) the Obligor is reimbursed for all reasonable expenses incidental to such replacement, and (iii) this Note is surrendered and canceled, if mutilated.

                  7. Securities Laws. By his acceptance of this Note, Holder hereby represents and warrants to the Obligor that it is an "accredited investor" as that phrase is defined in Rule 501 under the Securities Act of 1933, as amended (the "Act"), and is acquiring this Note for his own account, for investment, and not with a view to the distribution of this Note or the Common Stock issuable upon conversion hereof in a manner contrary to the provisions of the Act or any applicable state securities laws. Holder understands that the shares issuable upon conversion of this Note have not been and will not, except to the extent provided herein, be registered under the Act or any state securities laws, and that neither such shares nor any interest therein may be transferred or sold unless such registration is then effective or an exemption from such registration is then available. By conversion of this Note, Holder acknowledges that the certificates representing such shares will bear appropriate legends restricting the transferability thereof. The Obligor shall have the right to an opinion of counsel in connection with any transfer of this Note or the shares issuable upon conversion hereof.


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8.       Subordination.
         -------------

                  (a) Payment of the Subordinated Debt is and shall be expressly subordinate and junior in right of payment to the prior payment in full of the Senior Debt to the extent and in the manner set forth herein, and the Subordinated Debt is hereby so subordinated as a claim against the Obligor or any Subsidiary or any of the assets of the Obligor or such Subsidiary, whether such claim be (i) in the event of any distribution of assets of the Obligor or such Subsidiary upon any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving the Obligor or such Subsidiary or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshaling of its assets or liabilities (collectively, a "Reorganization") or (ii) other than in connection with a Reorganization. Further, Holder agrees that this Note shall be subordinated to any and all debt of the Obligor to which the holder of the Convertible Subordinated Note, originally issued to California U.S. Holdings, Inc. on December 16, 1999 (the "Infogrames Note"), agrees that the Infogrames Note shall be subordinated, whether such debt is outstanding on the date hereof or otherwise, and which debt for all other purposes hereof shall be deemed to be included in the definition of Senior Debt.

                  (b) Except for the conversion of the Note as set forth in
Section 4 hereof and the payments to be made in connection with the Transaction (as defined in the Third Amendment, Consent, Waiver and Agreement dated November 15, 1999 (the "Third Amendment")) on the Transaction Closing Date (as defined in the Third Amendment), all of the Senior Debt shall be paid in full before any direct or indirect payment or distribution of any kind or character (including, without limitation, securities that are subordinated in right of payment to the Senior Debt) is made upon the Subordinated Debt, and in any Reorganization or other proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Subordinated Note and the Subordinated Debt shall be paid or delivered directly to the Administrative Agent, for payment of the Senior Debt until the Senior Debt is paid in full. If the Holder does not file a claim or proof of debt in the form required in any Reorganization or other proceedings prior to 20 days before the expiration of the time to file such claims or proofs, the Administrative Agent shall have the right to demand, sue for, collect and receive any payments and distributions in respect of the Subordinated Debt which are required to be paid or delivered to the Senior Creditors and to take such other action in the name of the Holder or of the Senior Creditors as the Administrative Agent may deem reasonably necessary or advisable for the enforcement of the provisions hereof. The Holder shall execute and deliver such other and further powers of attorney, assignments, proofs of claim or other instruments, and take such other actions, as may be reasonably requested by the Administrative Agent in order to enable the Administrative Agent to accomplish any of the foregoing.

                  (c) In the event that, notwithstanding the foregoing, any payment or distribution of the assets of the Obligor or any Subsidiary of any kind or character, whether in cash, property or securities, and whether prior to or after the commencement


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of any Reorganization or other proceedings, shall be received by the Holder in respect of this Note before all Senior Debt is paid in full, such payment of distribution shall be held in trust for the Senior Creditors and shall forthwith be paid over to the Administrative Agent for application to the payment of the Senior Debt until all Senior Debt shall have been paid in full.

                  (d) Except with respect to an Event of Default occurring at maturity of this Note pursuant to Section 10(a)(i) hereof, the Holder and the Obligor each agrees that, until the Senior Debt has been paid in full (i) the Holder will not take, demand, receive or accept, or take any action to accelerate or collect (and the Obligor shall not make) any cash payment of all or any part of the Subordinated Debt and (ii) the Holder will not file or join in any petition or proceeding seeking the bankruptcy or Reorganization of the Obligor; provided, however, that if any Person (other than the Holder or any Affiliate of the Holder or any such other holder) files or initiates any petition or proceeding seeking the foregoing or takes any action to accelerate or collect any cash payment of all or any part of any debt of the Obligor, then after the filing of any such petition or the commencement of any such proceeding the Holder may join in such petition or proceeding or initiate a separate action to accelerate all or any part of the Subordinated Debt.

                  (e) The Senior Creditors, or any of them, may, at any time and from time to time, without the consent of or notice to the Holder, without incurring any responsibility to the Holder, and without impairing or releasing any of the rights of any Senior Creditor or any of the obligations of the
Holder: (i) change the amount or terms of, or renew or extend, the Senior Debt or enter into or amend in any manner any agreement relating to the Senior Debt;
(ii) sell, exchange, release or otherwise deal with any property at any time pledged or mortgaged to secure the Senior Debt; (iii) release anyone liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against the Obligor, any Subsidiary and any other Person (including the Holder). The Obligor shall provide prompt written notice to the Holder of the occurrence of any of the foregoing matters.

                  (f) The Holder hereby waives notice of or proof of reliance by any Senior Creditor upon the provisions hereof, and the Senior Debt shall conclusively be deemed to have been created, contracted, incurred or maintained in reliance upon the provisions hereof.

                  (g) The Obligor hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the Administrative Agent or any other Senior Creditor of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

                  (h) The subordination provisions contained herein are for the benefit of the Senior Creditors and their respective successors and assigns, and the rights of any present or future holder of the Senior Debt to enforce the subordination provisions contained herein, may not be rescinded, canceled, modified or impaired in any way without the prior written consent of the Administrative Agent.


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                  9. Prepayments. Subject to Section 8 hereof and the prior
payment in full of the Senior Debt, the Obligor may only repay this Note prior to the Maturity Date, in whole or in part, in accordance with Sections 4 and 5 hereof.

                  10. Defaults and Remedies. Subject to the subordination provisions contained in this Note:

                  (a) Events of Default. An "Event of Default" shall occur if:

                           (i) the Obligor shall default in the payment of the
principal of this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

                           (ii) any event or condition shall occur that results
in the right of the holder of the Senior Debt to accelerate the maturity of any Senior Debt, or of any other indebtedness in a principal amount aggregating $3,000,000 or more; or

                           (iii) an involuntary proceeding shall be commenced or
an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Obligor or any Subsidiary, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Obligor or any Subsidiary, or for a substantial part of its property or assets, or (z) the winding up or liquidation of the Obligor or any Subsidiary; or

                           (iv) the Obligor or any Subsidiary shall (A)
voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law,
(B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (iii) above, (C) apply for or consent to the appointment of a receiver trustee, custodian, sequestrator, conservator or similar official for the Obligor or any Subsidiary, or for a substantial part of its property or assets,
(D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (G) take any action for the purpose of effecting any of the foregoing; or

                           (v) one or more judgments for the payment of money in
an aggregate amount in excess of $3,000,000 (to the extent not covered by insurance) shall be rendered against the Obligor, any Subsidiary or both and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Obligor or any Subsidiary to enforce any such judgment; or

                           (vi) any material uninsured damage to or loss, theft
or destruction of any assets of the Obligor or its Subsidiaries shall occur that has a material adverse effect on the assets, business or financial condition of the Obligor.

                  (b) Acceleration. Subject to Section 8(d) hereof: (i) if an Event of Default occurs under subsection (a)(iv) or (v) above, then the outstanding principal of this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived, (ii) if any other Event of Default occurs and is continuing, the Holder, by written notice to the Obligor, may declare the principal of the Note to be due and payable immediately, (iii) upon such declaration, such principal shall become immediately due and payable, and (iv) the Holder of the Note may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree.

                  11. Subrogation. After all amounts payable under or in respect of the Senior Debt are paid in full, the Holder shall be subrogated to the rights of holders of the Senior Debt to receive payments or distributions applicable to the Senior Debt to the extent that distributions otherwise payable to the Holder have been applied to the payment of the Senior Debt. A distribution made under this Section 11 to a holder of the Senior Debt which otherwise would have been made to the Holder is not, as between the Obligor and the Holder, a payment by the Obligor on the Senior Debt.

                  12. Notices. All notices and other communications made pursuant to the provisions of or in connection with this Note shall be in writing and shall be deemed to have been duly made when delivered personally or by express mail or courier or when sent by facsimile transmission with confirmation received (provided a writing evidencing such transmission is mailed by first class mail, postage prepaid within two (Business Days).

                  (a) If to the Holder, to c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830, Attention: William
E. Ford, telecopy: (203) 622-8818, or to such other address as the Holder may give notice of to the Obligor from time to time (with copies to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, Attention: Mathew Nimetz, Esq., telecopy: (212) 757-3990).

                  (b) If to the Obligor, Infogrames, Inc. (f/k/a GT Interactive Software Corp.), 417 Fifth Avenue, New York, New York 10016, Attention: Lisa Rothblum, telecopy: (212) 726-4239, or to such other address as the Obligor may give notice of to the Holder from time to time.

                  13. Expenses. The Obligor shall pay all fees and expenses of the Holder, including the reasonable fees and disbursements of the Holder's counsel, incurred in connection with any claim, action or proceeding relating to or arising out of this Note made by any Person (other than the Holder) against either the Holder or any other Person in which the Holder is subsequently impleaded or otherwise made a party, and any other claim, action or proceeding in which the Holder exercises or enforces, or seeks to exercise or enforce, its legal and equitable rights hereunder.

                  14. Entire Agreement. Each of the Obligor and the Holder confirms that this Note constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

                  15. Severability. Any provision of this Note that is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  16. Successors and Assigns. All covenants and agreement of the Obligor and the Holder under this Note shall be binding on the Obligor and the Holder and their respective successors and assigns. Neither this Note nor any interest therein shall be transferred or assigned prior to the Senior Debt Payment Date without the prior written consent of the Administrative Agent; provided, however, the Holder may transfer or assign all or any part of this Note at any time to an affiliate of the Holder without such consent.

                  17. Amendments. No amendment, supplement, waiver or other modification to this Note shall be effective without the prior written consent of the Obligor, the Holder and, prior to the Senior Debt Payment Date, the Administrative Agent.

                  18. Governing Law. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to principles regarding conflicts of law.



                                      INFOGRAMES, INC. (f/k/a GT
                                      INTERACTIVE SOFTWARE CORP.)
                                      By:  /s/ David Fremed
                                           -------------------------------------
                                           Title: Senior Vice President, Finance
                                                  and Chief Financial Officer


Acknowledged and Agreed:



By: /s/ Bruno Bonnell
     Title: Chairman and Chief Executive Officer

                                                                       EXHIBIT 1

To Infogrames, Inc. (f/k/a GT Interactive Software Corp.):

                  The undersigned owner of this Note hereby irrevocably exercises the option to convert $______ principal amount of this Note into shares of Common Stock of GT Interactive Software Corp. in accordance with the terms of this Note, and directs that the shares issuable and deliverable upon the conversion be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Dated:
      -------------------------


                                       [HOLDER]


                                       By:
                                          -----------------------------------
                                            Name:
                                            Title:


Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered holder.

Name:
Address:


Social Security or Taxpayer ID Number: